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Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
MCCORMICK & SCHMICK'S SEAFOOD RESTAURANTS, INC.

Article I

        The name of the corporation is McCormick & Schmick's Seafood Restaurants, Inc.

Article II

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article III

        A.    The corporation is authorized to issue a total of 135,000,000 shares of stock in two classes: 120,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.

        B.    Except as provided below, holders of common stock are entitled to one vote per share on any matter submitted to the stockholders. When dividends or other distributions are declared by the board of directors, after any preferential amount with respect to the preferred stock has been paid or set aside, the holders of common stock and the holders of any series of preferred stock entitled to participate in the dividend or other distribution are entitled to receive the remainder of the declared dividends or other distributions. On dissolution of the corporation, after any preferential amount with respect to the preferred stock has been paid or set aside, the holders of common stock and the holders of any series of preferred stock entitled to participate in the distribution of assets are entitled to receive the net assets of the corporation. Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to this certificate of incorporation, including any certificate of designation filed with respect to any series of preferred stock, that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon by law or pursuant to this certificate of incorporation, including any certificate of designation filed with respect to any series of preferred stock.

        C.    The board of directors is authorized, subject to limitations prescribed by the General Corporation Law of Delaware, as amended from time to time, and by the provisions of this article, to provide for the issuance of shares of preferred stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series.

Article IV

        No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the General Corporation Law of Delaware. If after approval by the stockholders of this article the General Corporation Law of Delaware is amended to authorize corporate action further limiting the personal liability of directors, the liability of a director of the corporation shall be limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of the provisions of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

Article V

        The corporation shall indemnify to the fullest extent not prohibited by law any current or former director, executive officer or other officer designated by the board of the corporation who is made, or threatened to be made, a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director, executive officer or other designated officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this article. No amendment to this article that limits the corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the effective date of the amendment. This article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the board of directors, vote of stockholders or other document or arrangement. For purposes of this Article V, "executive officer" includes the chief executive office, chief financial officer, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other officer who performs a policy making function.

Article VI

        A.    The corporation reserves the right to alter, amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by the laws of the state of Delaware. All rights conferred are granted subject to this reservation.

        B.    Notwithstanding any other provisions of this certificate of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the corporation required by law, this certificate of incorporation or any certificate of designation filed with respect to a series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles IV, V, VI or VII.

Article VII

        For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.    Board of Directors.

          1.     Powers and Numbers of Directors. The management of the business and the conduct of the affairs of the corporation shall be vested in its board of directors. The number of directors that shall constitute the whole board of directors shall be fixed exclusively by one or more resolutions adopted by the board of directors and not inconsistent with the certificate of incorporation of the corporation.

          2.     Vacancies. Subject to the rights of the holders of any series of preferred stock, any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, except as otherwise provided by law or unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the director for which the vacancy was created or occurred and until such director's successor has been elected and qualified.

        B.    Bylaw Amendments.    The Board is expressly empowered to adopt, amend or repeal the bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this certificate of incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the corporation.

        C.    Stockholder Action.    No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the bylaws. No action shall be taken by the stockholders by written consent or electronic transmission.

        D.    Advance Notice.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the bylaws of the corporation.

Article VIII

        The address of the registered office of the corporation in the State of Delaware, County of Kent, is 615 South DuPont Highway, City of Dover, Delaware 19901 and the name of the registered agent at that address is National Corporate Research Ltd.

Article IX

        The corporation's incorporator is Jason Brauser and the incorporator's mailing address is c/o Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204.

        IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 2nd day of June, 2004.

/s/ JASON M. BRAUSER Jason M. Brauser, Incorporator

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CERTIFICATE OF INCORPORATION OF MCCORMICK & SCHMICK'S SEAFOOD RESTAURANTS, INC.
Article I
Article II
Article III
Article IV
Article V
Article VI
Article VII
Article VIII
Article IX